333 South Hope Street
Los Angeles, CA 90071
Telephone: (213) 253-2282
Fax: (213) 253-2293

CONFIDENTIAL

Dated as of August 4, 2006

Mr. Raymond C. Musci
Chief Executive Officer
New Motion, Inc.
42 Corporate Park
Second Floor
Irvine, CA 92606

Dear Ray,

This letter (the “Agreement”) will confirm the engagement of Sanders Morris Harris Inc., a Texas corporation (“SMH”), by New Motion, Inc., a [Delaware] corporation (the “Company”), as financial adviser and placement agent in connection with the Company’s proposed Private Placement of approximately $10 million in equity or equity-linked securities (“Securities”) to accredited investors (the “Offering”).

1.
Scope of SMH’s Services. SMH will assist the Company in placing the Securities with terms substantially like those described in the Term Sheet (Exhibit A). To that extent, SMH will distribute Offering Materials (as hereinafter defined) to potential investors, report the status of the Offering to the Company, and assist in consummating the Offering, including, but not limited to:

a.	familiarizing itself to the extent it deems appropriate and feasible with the business operations, properties, financial condition, and prospects of the Company,

b.	assisting the company in the search and selection of a viable public shell company for the purpose of effecting a reverse merger,

c.	assisting the Company in preparing Offering Materials for distribution by SMH to potential investors selected by SMH and the Company,

d.	screening and contacting prospective investors,

e.	assisting in negotiations with prospective investors, and

f.	advising and assisting the Company in structuring and pricing the Offering.

The Offering will be conducted pursuant to the terms and conditions of a customary placement agent agreement acceptable to SMH, the Company and their respective counsel. The Company shall retain control of the Offering and shall have the right to determine (a) whether to close the sale of the Securities to a specific investor, (b) whether to close or terminate the Offering, and (c) the content of the Offering Materials. It is understood by both parties that SMH intends to solicit interest from a limited number of potential investors and on a “best-efforts” only basis. SMH will, in its sole discretion, determine the reasonableness of its efforts and is under no obligation to perform at any level other than what it deems reasonable.

New Motion, Inc.
August 4, 2006

2.	Fees. In return for SMH’s services in the placement of Securities, the Company will pay SMH the following fees:

a.	a cash fee equal to 7.5% of the gross proceeds of any Securities placed by SMH (consisting of a 3.5% advisory fee and a 4% placement agent fee);

b.
warrants to purchase a number of shares of common stock equal to 8% of the number of shares sold in the Offering. Such warrants shall have a five-year term and an exercise price equal to the price per share of the Securities sold in the Offering,

Any fee contemplated in the above sentence herein will be referred to as the “Financing Fees”. Any Financing Fees payable to SMH will be due at the closing date of the Offering and shall be payable to SMH by the Company. The Company shall also pay SMH a Financing Fee if Securities are sold by the Company through a private placement during the Residual Period to investors contacted by SMH regarding the Offering.

3.
Expenses. In addition to the foregoing, the Company will, upon request, reimburse SMH for all reasonable out of pocket costs and expenses incurred by SMH in performing its obligations under this Agreement, which costs and expenses shall include, but not be limited to, travel expenses, expenses incurred in performing due diligence in connection with transactions, legal expenses, and all other expenses reasonably incurred by SMH in performing its obligations under this Agreement; provided, however, that SMH shall obtain the prior approval of the Company for any single expenditure in excess of $10,000 and total expenses in aggregate shall not exceed $50,000 without the express written consent and approval of the Company.. In seeking reimbursement for expenses, SMH shall provide to the Company a written statement or statements detailing expenses for which reimbursement is sought and, upon request by the Company, shall provide copies of invoices and other documentation supporting such expenses. Reimbursable expenses shall be payable by the Company within 10 days of receipt by the Company of such written statement or, if requested by the Company, copies of supporting documentation.

4.
Term. The term of this Agreement shall begin on the date hereof and shall terminate no later than three (3) months thereafter. A “Residual Period” shall extend for six (6) months from the date of termination or expiration of this Agreement. Either party reserves the right to terminate this engagement on 30 days notice in writing.

5.
Company Information. The Company will furnish SMH such information concerning the Company as SMH reasonable determines to be appropriate with respect to the Offering (“Information”). The Company shall afford SMH and its counsel and representatives full and complete access to its books and records and will use commercially reasonable efforts to afford SMH will full and complete cooperation of management to gather the Information. The Company recognizes and confirms that SMH (a) will use and rely on the Information in performing the services contemplated by this Agreement, without independently verifying the accuracy and completeness of the same, (b) does not assume responsibility for the accuracy or completeness of the Information, and (c) will not make an appraisal of any assets or liability of the Company.

The Company hereby represents to SMH that all solicitation materials prepared by the Company and used in connection with the Offering (the “Offering Materials”) will not, as of the date of any offer or sale in connection with the Offering, contain any untrue statement of a material fact or omit a material fact necessary to make the statements contained therein, not misleading, in light of the circumstances under which they were made. If at any time an event occurs as a result of which the Offering Materials, as then amended or supplemented, would include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made when such Offering Materials are delivered to a prospective purchaser pursuant hereto, not misleading, the Company will promptly notify SMH to suspend solicitation of prospective purchasers in connection with the Offering; and if the Company decides to amend or supplement the Offering Materials, it will promptly advise SMH by telephone (with confirmation in writing) and will promptly prepare an amendment or supplement that will correct such statement or omission.

New Motion, Inc.
August 4, 2006

SMH will not violate, or cause the Company to violate, any applicable securities laws in connection with the Offering.

6.
Confidentiality. In connection with this engagement, it is contemplated that SMH will receive from the Company certain information (including certain business planning, product, marketing, technical, financial, and other information and materials) the Company considers confidential. SMH shall use this confidential information solely for the purpose of providing services to the Company and will not disclose to any party (other than SMH’s officers, directors, employees, affiliates, and counsel who have a need to know such information, herein “Representatives”) any such confidential information, except with the prior written approval of the Company; provided, however, that the foregoing restrictions shall not apply to any information that: (a) is included in the Offering Materials and disclosed pursuant to the distribution of the Offering Materials as permitted by the Company, (b) the Company consents to having disclosed in connection with the Offering, (c) is publicly available when provided or thereafter becomes publicly available other than through disclosure by SMH or its Representatives, or (d) is required to be disclosed by SMH by judicial or administrative process in connection with any action, suit, proceeding, or investigation; and provided, further, however, that SMH shall give the Company notice of any such requirement immediately upon the becoming aware of same and shall not disclose such information except only to the extent required after the maximum time permitted. Information shall be deemed “publicly available” if it becomes a matter of public knowledge or is contained in materials available to the public or is obtained by SMH from any source other than the Company or its representatives, provided that such source was not to SMH’s actual knowledge subject to a confidentiality agreement with the Company. SMH will take reasonable steps to assure that the Offering Materials are not distributed to any persons not permitted to receive them pursuant to the terms hereof.

7.
Indemnification. The Company acknowledges that SMH will be acting on behalf of the Company and will require indemnification by the Company. The Company further acknowledges that SMH’s indemnification provisions attached hereto as Exhibit B are incorporated by reference herein or are made a part hereof for all purposes as though set forth entirely herein.

8.
Miscellaneous. The Offering will be completed in accordance with Regulation D, Rule 506, the safe harbor exemption from registration under the federal Securities Act of 1933, as amended, and applicable state or other jurisdictional securities laws (i.e. “blue sky” laws). All investors in the Transaction will be persons who qualify as accredited investors under all applicable local securities laws.

The parties agree that their relationship under this Agreement is an advisory relationship only, and nothing herein shall cause SMH to be partners, agents or fiduciaries of, or joint venture partners with, the Company or with each other.

The Company agrees that, following the closing of the Offering, SMH shall have the right to place advertisements in financial and other newspapers and journals at its own expense describing its services to the Company hereunder, provided that SMH will submit a copy of any such advertisement to the Company for its approval, which approval shall not be unreasonably withheld or delayed.

New Motion, Inc.
August 4, 2006

This Agreement may not be amended or modified except in writing and shall be governed by, and construed in accordance with the laws of the State of New YorkCalifornia.

If this Agreement reflects our mutual understanding, please execute two copies in the space indicated below and return one to us.

Very truly yours,

SANDERS MORRIS HARRIS INC.

By:__________________________
Name: Dean Oakey
Title: Managing Director

Accepted and agreed to as of August __, 2006:

COMPANY NAME, Inc.

By:_________________________________

Name: Raymond Musci
Title: CEO

New Motion, Inc.
August 4, 2006

`
Exhibit A

NEW MOTION, INC.
$10 Million Private Equity Placement
August 2006

Issuer	New Motion, Inc. (the “Company”).

Use of Proceeds	General corporate purposes and potential acquisitions of similar companies in the United States.

Amount	$10,000,000

Securities	[_,___,___] shares of common or convertible preferred stock of the Company (the “Securities”), which will be unregistered upon issuance but will be subsequently registered by the Company.

Purchase Price	The purchase price per share for the Securities will have an implied pre-money value for the pro forma public entity of $40 million.

Funding / Registration
Upon execution of purchase agreements and related documentation, the Investors will fund into escrow. Share certificates will be subsequently delivered to the Investors, however the Securities would not yet be registered. The Company will commit to register the Securities with the SEC within 90 days of the closing.

Exclusive Placement Agent	Sanders Morris Harris, Inc. (“SMH”).

Plan of Distribution
SMH will market the Securities into both the institutional investment community as well as high net-worth accredited investors. In addition, SMH will market the Securities within its own managed investment management operations.

New Motion, Inc.
August 4, 2006

Exhibit B

Indemnification

COMPANY NAME, Inc., a Delaware corporation (the “Company”) and its subsidiaries, agrees to indemnify and hold harmless Sanders Morris Harris Inc., a Texas corporation (“SMH”), together with its affiliates, directors, officers, agents, and employees (SMH and each such entity or person, an “Indemnified Person”), from and against any and all losses, claims, damages, judgments, and liabilities, expenses, or costs (and all actions in respect thereof and any legal or other expenses in giving testimony or furnishing documents in response to a subpoena or otherwise), including the cost of investigating, preparing for, or defending any such action or claim, whether or not in connection with litigation in which an Indemnified Person is a party, as and when incurred, directly or indirectly caused by, relating to, based upon, or arising out of SMH’s performance of its engagement by the Company under the letter agreement dated as of June 28, 2006, as it may be amended from time to time (the “Agreement”), or otherwise arising out of or in connection with advice or services provided or to be provided by Indemnified Persons pursuant to the Agreement, the transactions contemplated thereby, or any Indemnified Person’s actions or inactions in connection with any such advice, services, or transactions, including any indemnified person’s sole or contributory negligence, if such activities were performed (i) in good faith and (ii) in such manner reasonably believed by such Indemnified Person to be within the scope of the authority conferred by the Agreement or by law and to be on behalf of the Company or in furtherance of the performance of SMH’s services under the Agreement; provided, however, such indemnity agreement shall not apply to any such loss, claim, damage, liability, or cost incurred by any Indemnified Person to the extent it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from the gross negligence or willful misconduct or bad faith of such Indemnified Person. The Company also agrees that no Indemnified Person shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company for or in connection with the any advice or services provided by any Indemnified Persons in connection with the Agreement, the transactions contemplated by the Agreement, or any Indemnified Persons’ actions or inactions in connection with any such advice, services, or transactions except for any such liability for losses, claims, damages, liabilities, or costs found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from such Indemnified Person’s gross negligence or willful misconduct or bad faith in connection with such advice, actions, inactions, or services.

These Indemnification Provisions shall be in addition to any liability that the Company may otherwise have to any Indemnified Person and shall extend to the following: SMH, its affiliated entities, directors, officers, employees, agents, legal counsel and controlling persons of SMH within the meaning of the federal securities laws, and the respective successors, assigns, heirs, beneficiaries, and legal representatives of each of the foregoing indemnified persons or entities. All references to SMH or Indemnified Persons in these Indemnification Provisions shall be understood to include any and all of the foregoing indemnified persons or entities.

If any action, proceeding, or investigation is commenced, as to which an Indemnified Person proposes to demand such indemnification, it will notify the Company with reasonable promptness; provided, however, that any failure by an Indemnified Person to notify the Company will not relieve the Company from its obligations hereunder except if and only to the extent that the Company’s defense of such action, proceeding or investigation is actually prejudiced by the Indemnified Person’s failure so to notify the Company. SMH will have the right to retain counsel of its own choice to represent it; however, such firm shall be acceptable to the Company, which acceptance shall not be unreasonably withheld, and unless the Company assumes SMH’s defense as provided below, the Company will pay the reasonable fees and expenses of such counsel, and such counsel shall to the fullest extent consistent with its professional responsibilities cooperate with the Company and any counsel designated by it. The Company will be entitled to participate at its own expense in the defense, or if it so elects, to assume and control the defense of any action, proceeding, or investigation, but, if the Company elects to assume the defense, such defense shall be conducted by counsel reasonably acceptable to SMH. Any Indemnified Person may retain additional counsel of its own choice to represent it but shall bear the fees and expenses of such counsel unless the Company shall have specifically authorized the retaining of such counsel. The Company will not be liable for any settlement of any claim against an Indemnified Person made without its written consent.

New Motion, Inc.
August 4, 2006

In order to provide for just and equitable contribution, if a claim for indemnification pursuant to these Indemnification Provisions is made but it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that such indemnification may not be enforced in such case, even though the express provisions hereof provide for indemnification in such case, then the Company, on the one hand, and any Indemnified Person, on the other hand, shall contribute to the losses, claims, damages, liabilities, or costs to which the Indemnified Persons may be subject in accordance with the relative benefits received by the Company, on the one hand, and SMH, on the other hand, and also the relative fault of the Company, on the one hand, and SMH, on the other hand, in connection with the statements, acts or omissions that resulted in such losses, claims, damages, liabilities, or costs, and the relevant equitable considerations shall also be considered. No person found liable for a fraudulent misrepresentation shall be entitled to contribution from any person who is not also found liable for such misrepresentation. Notwithstanding the foregoing, SMH shall not be obligated to contribute any amount hereunder that exceeds the amount of fees received by SMH pursuant to the Agreement.

Neither termination nor completion of the engagement of SMH or any Indemnified Person under the Agreement shall affect the provisions of these Indemnification Provisions, which shall then remain operative and in full force and effect.

If any provision contained in this Exhibit A is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable, or against its regulatory policy, the remainder of the provisions contained in this Exhibit A shall remain in full force and effect and shall in no way be affected, impaired, or invalidated. These Indemnification Provisions may not be amended or modified in any way, except by subsequent agreement executed in writing.